Exhibit 99.1

NUVERRA 401(k) PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

FOR THE YEARS ENDED DECEMBER 31, 2016 AND DECEMBER 31, 2015

NUVERRA 401(k) PLAN

Report of Independent Registered Public Accounting Firm

Employee Benefits Administrative Committee
Nuverra 401(k) Plan
Scottsdale, Arizona

We have audited the accompanying statements of net assets available for benefits of Nuverra 401(k) Plan (the Plan) as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Nuverra 401(k) Plan as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedule of assets (held at end of year) (supplemental information) has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ CliftonLarsonAllen LLP

Phoenix, Arizona
June 23, 2017

NUVERRA 401(K) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2016 AND 2015

	December 31,
	2016	2015
ASSETS

INVESTMENTS (at Fair Value)
Collective Fund	$1,115,493	$881,029
Mutual Funds	19,446,713	21,175,166
Company Common Stock	102,912	371,729
Total Investments	20,665,118	22,427,924

RECEIVABLES
Notes Receivable from Participants	635,635	995,577
Total Receivables	635,635	995,577

Total Assets	21,300,753	23,423,501

LIABILITIES

PAYABLES
Administrative Expenses Payable	11,081	15,073

NET ASSETS AVAILABLE FOR BENEFITS	$21,289,672	$23,408,428

NUVERRA 401(K) PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND DECEMBER 31, 2015

	Year Ended December 31,
	2016	2015
ADDITIONS TO NET ASSETS ATTRIBUTED TO:

INVESTMENT INCOME (LOSS)
Net Appreciation (Depreciation) in Fair Value of Investments	$892,331	$(3,278,000)
Interest and Dividends	356,992	417,615
Total Investment Income (Loss)	1,249,323	(2,860,385)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	24,312	29,853

CONTRIBUTIONS
Employee 401(k) Deferral	2,269,778	4,984,348
Employee Roth Deferral	73,705	137,458
Rollover Contributions	70,409	182,681
Company Match	—	665,024
Total Contributions	2,413,892	5,969,511

Total Additions	3,687,527	3,138,979

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

BENEFITS PAID TO PARTICIPANTS	5,709,094	5,500,888

ADMINISTRATIVE EXPENSES	97,189	38,501

Total Deductions	5,806,283	5,539,389

NET DECREASE	(2,118,756)	(2,400,410)

NET ASSETS AVAILABLE FOR BENEFITS:

Beginning of Year	23,408,428	25,808,838

End of Year	$21,289,672	$23,408,428

NUVERRA 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016

NOTE 1	DESCRIPTION OF PLAN

The following description of the Nuverra 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan that was established on August 1, 2013 to provide benefits to eligible employees. The Plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA). The Employee Benefits Administrative Committee is responsible for the oversight of the Plan. In 2016, the Plan was amended and restated to bring the Plan into compliance with the Pension Protection Act of 2006 (PPA) and other legislative and regulatory changes. The effective date of this amendment and restatement was January 1, 2016.

Eligibility

Any employee who is at least eighteen years old shall be eligible to participate in the salary deferral arrangement in the Plan following completion of sixty days of service. Employees enter the Plan on the first day of the month following the completion of the eligibility requirement.

Contributions

The Plan includes a salary deferral arrangement allowed under Section 401(k) of the Internal Revenue Code (IRC). Eligible participants are permitted to elect to have a percentage of their compensation contributed as pre-tax 401(k) or Roth contributions to the Plan. The Plan includes an auto-enrollment provision whereby all newly eligible employees are automatically enrolled in the Plan unless they affirmatively elect not to participate in the Plan. Automatically enrolled participants have their deferral rate set at 3% of eligible compensation, and their contributions invested in the designated default fund until changed by the participant. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions.

Nuverra Environmental Solutions, Inc. (“the Company”) may, at its discretion, elect to make a qualified matching contribution to the Plan. For the first two months of the year ended December 31, 2015, the Company’s matching contribution, which was made in Company stock, was 100% of the first 3% of employee contributions and 50% of the next 2% of the employee contributions. In March 2015, the Company suspended its matching contribution to the Plan. Effective April 1, 2017, the Company reinstated its matching contribution to the Plan under the same matching formula as previously used, however, the matching contribution is now made in cash.

Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans (rollover). Participants direct the investment of contributions into various investment options offered by the Plan. Contributions are subject to certain Internal Revenue Service (IRS) limitations.

Participant Accounts

Each participant’s account is credited with the participant’s contributions, the Company’s matching contribution, and earnings or losses on the participant’s investments in the Plan. Participant accounts are charged with an allocation of administrative expenses that are paid by the Plan. Allocations are based on participant earnings or account balances, or participant transactions, as defined. The benefit to which a participant is entitled is the benefit that can be provided by the participant’s vested account.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company matching contribution portion of their accounts, plus actual earnings thereon, is based on years of credited service. A participant is 100% vested after three years of credited service. Notwithstanding the above, a participant is fully vested upon reaching normal retirement age, death, or permanent disability.

Notes Receivable from Participants

Participants may borrow from their fund accounts a minimum of $500 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. The notes are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest is paid ratably through payroll deductions.

Benefit Payments

Upon termination of service, death, disability, or retirement, a participant may elect to receive the value of the vested interest in his or her account in the form of a lump sum distribution. The Plan allows for in-service distributions if a participant reaches age 65 and hardship distributions subject to Plan provisions. If a participant terminates employment and the participant’s account balance does not exceed $1,000, the Plan administrator will authorize the benefit payment without the participant’s consent.

Forfeited Accounts

Forfeited non-vested accounts are first used to reduce administrative expenses and then are used to reduce future Company contributions. Forfeited non-vested accounts as of December 31, 2016 and 2015 totaled $107,390 and $148,345, respectively. There were $80,335 of forfeitures used to pay administrative expenses (including accrued expenses) for the year ended December 31, 2016. There were $15,073 and $100,509 of forfeitures used to pay administrative expenses (including accrued expenses) and employer contributions, respectively, for the year ended December 31, 2015.

Diversification

Diversification is offered to participants so that they may have the opportunity to move the value of their investment in the Company’s stock into investments which are more diversified. Participants are entitled to make an election to diversify up to 100% of the value of the Company’s stock in their account.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the investment advisers, custodians, and insurance company. See Note 3 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Each participant note incurs an administrative fee of $75 which is included in the participant's total note balance and paid by the participant. No allowance for credit losses has been recorded as of December 31, 2016 and 2015. If a participant ceases to make note repayments and the Plan administrator deems the participant note to be in default, the participant note balance is reduced and a benefit payment is recorded.

Benefit Payments

Benefits are recorded when paid.

Administrative Expenses

Certain expenses of maintaining the Plan are paid directly by the Company and are excluded from these financial statements. Fees related to benefit payments are charged directly to the participant’s account and are included in administrative expense. Investment-related expenses are included in net appreciation of fair value of investments.

NOTE 3	FAIR VALUE OF INVESTMENTS
Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described as follows:
Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2: Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3: Inputs to the valuation methodology are unobservable and significant to the fair market value measurement.
The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.
Following is a description of the valuation methodologies used for assets measured at fair value.
Mutual Funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (NAV and to transact at that price). The mutual funds held by the Plan are deemed to be actively traded.
Collective Fund: Valued at the net asset value (NAV) of units of a bank collective trust. The NAV is a readily determinable fair value and is the basis for current transactions. Participant transactions (purchased and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.
Company Common Stock Funds: Unitized employer stock funds which allow participants the benefits of being invested in Company common stock while allowing for daily trading, similar to a mutual fund. The fund is comprised of the underlying Company stock and a short-term cash component. The short-term cash component provides liquidity for daily trading. The value of a unit reflects the combined fair value of the underlying stock and fair value of the short-term cash position. The fair value of the common stock portion of the fund is based on the closing price as of the last day of the year of the stock on its primary exchange times the number of shares held in the fund. After determining the fair value of the stock portion of the fund, the fair value of the cash position, accrued dividends, expenses and/or other liabilities are calculated and the total (i.e. shareholder equity) is divided by the number of outstanding units. This is the daily net asset value (NAV).

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2016:

	Level 1	Level 2	Level 3	Total
Collective Fund	$—	$1,115,493	$—	$1,115,493
Mutual Funds	19,446,713	—	—	19,446,713
Company Common Stock	102,912	—	—	102,912
Total Investments at Fair Value	$19,549,625	$1,115,493	$—	$20,665,118

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
Collective Fund	$—	$881,029	$—	$881,029
Mutual Funds	21,175,166	—	—	21,175,166
Company Common Stock	371,729	—	—	371,729
Total Investments at Fair Value	$21,546,895	$881,029	$—	$22,427,924

NOTE 4	RISKS AND UNCERTAINTIES
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of the investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

NOTE 5	PLAN TERMINATION
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, the participants would become 100% vested in their Company contributions.

NOTE 6	PLAN TAX STATUS
The Plan is placing reliance on an opinion letter dated March 31, 2014 received from the IRS on the prototype plan indicating that the Plan is qualified under Section 401 of the IRC and is therefore not subject to tax under current income tax law. The prototype Plan has been amended since receiving the opinion letter. However, the Plan administrator believes that the Plan is designed, and is currently being operated, in compliance with the applicable requirements of the IRC and, therefore, believes that the Plan is qualified, and the related trust is tax-exempt.
Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

NOTE 7	PARTY-IN-INTEREST TRANSACTIONS
The plan investments are managed by Wells Fargo and include investments in Company common stock. Wells Fargo is the trustee as defined by the Plan and, therefore, the investment transactions qualify as party-in-interest transactions. Fees incurred by the Plan for the investment management services are included in net appreciation in fair value of the investment, as they are paid through revenue sharing, rather than a direct payment. The Plan sponsor pays directly any other fees related to the Plan’s operations. The quarterly administrative fees to maintain the Plan are paid to Wells Fargo either through forfeitures or directly by the Company.

NOTE 8	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The differences between the information reported in the financial statements and the information reported on the Form 5500 arise primarily from presenting the financial statements on the accrual basis of accounting and Form 5500 on the cash basis.
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2016 and 2015:

	December 31,
	2016	2015
Net Assets Available for Benefits per the Financial Statements	$21,289,672	$23,408,428
Add: Administrative Expenses Payable	11,081	15,073
Net Assets Available for Benefits per the the Form 5500	$21,300,753	$23,423,501
The following is a reconciliation of the net decrease per the financial statements to the Form 5500 for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Net Decrease per the Financial Statements	$(2,118,756)	$(2,400,410)
Add: Current Year Administrative Expenses Payable	11,081	15,073
Less: Prior Year Administrative Expenses Payable	(15,073)	(19,988)
Add: Prior Year Employer Contributions Receivable	—	1,234,194
Net Decrease per Form 5500	$(2,122,748)	$(1,171,131)

NOTE 9	SUBSEQUENT EVENTS

On May 1, 2017, the Company and its subsidiaries (collectively with the Company, the “Nuverra Parties”) filed voluntary petitions under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue prepackaged plans of reorganization (together, the “Plan”). The Nuverra Parties’ chapter 11 cases are being jointly administered under the caption In re Nuverra Environmental Solutions, Inc., et al. (Case Nos. 17-10949 through 17-10962). No trustee has been appointed, and the Nuverra Parties will continue to operate the businesses as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Company expects to continue its operations without interruption during the pendency of the chapter 11 cases, but there can be no assurances.

The Plan Administrator has evaluated other events and transactions occurring after the date of the statement of net assets through the date the financial statements were issued, and noted no other events that were subject to recognition or disclosure.

NUVERRA 401(K) PLAN
SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2016

(a)	(b)	(c)	(d)	(e)
	Identity of Issue,
	Borrower, Lessor or			Current
	Similar Party	Description of Investment	Cost **	Value
		Collective Fund:
*	Wells Fargo	Stable Return Fund N		$1,115,493

		Mutual Funds:
	Vanguard	Target Retirement 2030		6,171,816
	Vanguard	Target Retirement 2020		5,461,978
	Vanguard	Target Retirement 2040		3,231,170
	Vanguard	Target Retirement 2050		2,251,888
	T. Rowe Price	Blue Chip Growth		447,650
	Metropolitan West	Total Return Bond I		297,995
	Vanguard	Target Retirement 2010		276,948
	JP Morgan	Mid Cap Value (Instl)		209,346
	Janus	Enterprise Fund Class I		188,828
	John Hancock	Disciplined Value R5		177,073
	Vanguard	Small Cap Index/Signal		141,220
	Vanguard	500 Index Fund/Signal		133,447
	Vanguard	Mid-Cap Index/Signal		129,639
	Goldman Sachs	Small Cap Value		124,990
	Harbor	International/Inst		80,524
	Artisan	Small Cap Fund		54,509
	Vanguard	Total Intl Stock Index Signal		48,713
	Vanguard	Target Retirement Income		18,979
		Total Mutual Funds		19,446,713

		Common Stock:
*		Nuverra Environmental Solutions, Inc.		102,912

*	Participants	Participant Loans (Rates at 3.25% - 3.75%)		635,635

				$21,300,753

* Indicates Party-in-Interest
**Cost omitted for participant-directed accounts